EXHIBIT 15.01



                     SIMON KROWITZ BOLIN & ASSOCIATES, P.A.
                         11300 ROCKVILLE PIKE, SUITE 800
                            ROCKVILLE, MARYLAND 20852

To the Board of Directors
Demand Financial International, Ltd.
Toronto, Ontario, CANADA

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the use of our name and our Accountant's Review Report dated November 6, 2001, regarding our review of the balance sheet of Demand Financial International, Ltd. (a development stage company) as of September 30, 2001 and the related statements of operations and cash flows for the nine months ended September 30, 2001 and 2000 and the cumulative amounts from December 31, 1996 (inception) to September 30, 2001 in this Form 10-QSB as amended of Demand Financial International, Inc.

Sincerely,

/s/ Simon Krowitz Bolin & Associates, P.A.

Rockville, Maryland
December 10, 2001